Exhibit 99.1

Globalstar Announces Forbearance Agreements

Covington, LA, -- (April 1, 2013) – Globalstar, Inc. (OTCBB:GSAT) announced today that it has entered into a forbearance agreement with the holders of approximately 78% of its 5.75% Convertible Senior Notes due 2028 (Notes).

The forbearance agreement is intended to provide Globalstar a further opportunity to negotiate a restructuring of the Notes. Under the terms of the forbearance agreement, the holders of approximately 78% of the Notes have agreed to forbear from pursuing any remedies with respect to the collection of the Notes, including, without limitation, declaring an acceleration of the Notes, until 11:59 pm (EDT) on April 15, 2013. Globalstar and the holders of the Notes are actively negotiating the terms of a potential restructuring arrangement of the Notes with the objective of reaching agreement by the end of the forbearance period.

Jay Monroe, Globalstar’s CEO, said, “The forbearance agreement demonstrates the Note holders' support for Globalstar and provides a runway for further discussions towards a mutually agreeable restructuring of the Notes.”

As required by the indenture, Globalstar previously announced an offer to purchase all of the Notes at par on April 1, 2013, which offer terminated on March 29, 2013. Globalstar has been advised by the trustee for the Notes that holders representing $70,654,000 in principal amount of the Notes (98.4% of the outstanding Notes) have exercised their rights pursuant to this offer. Under the Indenture, Globalstar is required to deposit with the trustee by 11 A.M. on April 1, 2013 cash equal to the purchase price of $70,654,000 to effect the purchase of the Notes from the exercising holders. As previously disclosed, Globalstar currently does not have sufficient funds to pay this purchase price.

In addition, Globalstar has failed to make the required interest payment of $2,064,365 on the Notes for the six months ended March 31, 2013. Globalstar’s failure to pay this interest by April 30, 2013 would also constitute an event of default under the Notes.

The forbearance agreement is intended to prevent the acceleration and enforcement of the Notes under the indenture due to the failure to pay the purchase price or April interest payment. If the obligations under the Notes are accelerated, an event of default may occur under other funded indebtedness of the Company in an aggregate amount of up to approximately $675,000,000.

Any restructuring arrangement for the Notes is subject to negotiation and execution of definitive agreements. Globalstar is seeking the consent of the lenders under its senior secured credit facility to this restructuring; however, there is no assurance such consent will be obtained. Until definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any debt restructuring will be completed by the end of the forbearance period or at all. If Globalstar is unable successfully to negotiate and complete a debt restructuring, it intends to explore other available restructuring and reorganization alternatives.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger™ and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

L. Barbee Ponder

(985) 335-1503 or (985) 867-0129

barbee.ponder@globalstar.com

For further investor information:

LHA

Jody Burfening/Carolyn Capaccio

(212)-838-3777

ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to complete its launch program and restore the quality of its Duplex service and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.